ABLEAUCTIONS.COM, INC.

As filed with the Securities and Exchange Commission on May 8, 2002

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

ABLEAUCTIONS.COM, INC.

(Exact name of registrant as specified in its charter)

Florida	593404233
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1963 Lougheed Highway Coquitlam, British Columbia	V3K-3T8
(Address of principal executive offices)	(Zip Code)

Ableauctions.com, Inc. 2002 Consultant Stock Plan
(Full title of the plan)

Abdul Ladha 1963 Lougheed Highway Coquitlam, British Columbia V3K-3T8 (604) 521-2253 (Name and address and telephone of agent for service)

CALCULATION OF REGISTRATION FEE Title of Securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock	2,500,000	$.55	$1,375,000	$126.50

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, the price per share and aggregate offering price are based upon the average closing bid and ask price of the Common Stock of the Registrant as traded on the American Stock Exchange on May 3, 2002.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference into this Registration Statement:

(a)

The Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001, filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on April 23, 2002, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

(b)

The Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001, filed by the Registrant with the Commission on November 19, 2001.

(c)

The Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001, filed by the Registrant with the Commission on August 16, 2001.

(d)

The Quarterly Report on Form 10-QSB for the quarter ended March 31, 2001, filed by the Registrant with the Commission on May 15, 2002.

(e)

The description of the Registrant’s common stock, which is contained in a registration statement filed on Form 10SB12G on January 12, 2000.

(f)

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.

Description of Securities.

Not applicable.  The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.

Interests of Named Experts and Counsel.

Certain legal matters in connection with the common shares being registered herein will be passed upon for the Company by Pollet & Richardson, a Law corporation.  Erick E. Richardson and Nimish Patel, principals of the law firm are eligible to receive shares of the Company’s common stock pursuant to this Form S-8 Registration Statement.

Item 6.

Indemnification of Directors and Officers.

Our Bylaws require us to indemnify to the fullest extent permitted by law each person that is empowered by law to indemnify.  Our Articles of Incorporation require us to indemnify to the fullest extent permitted by Florida law, each person that we have the power to indemnify.

Florida law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit, or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors,  officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful.  In a derivative action, i.e. one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably  incurred by directors, officers,  employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good  faith and in a manner  they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers,  employees or agents are fairly and reasonably entitled to indemnity for such expenses  despite such adjudication of liability.

Our Articles of Incorporation and Bylaws also contain provisions stating that no director shall be liable to us or any of our stockholders  for monetary damages for breach of fiduciary duty as a director,  except with respect to (1) a breach of the director's  duty of loyalty to the corporation or its  stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Florida law (for unlawful payment of dividends,  or unlawful stock  purchases or redemptions) or (4) a transaction from which the director derived an improper personal benefit.  The intention of the foregoing provisions is to eliminate the liability of our directors or our stockholders to the fullest extent permitted Florida law.

Item 7.

Exemption From Registration Claimed.

Not applicable.

Item 8.

Exhibits.

5.0

Opinion regarding legality

10.1

Ableauctions.com, Inc. 2002 Consultant Stock Plan

23.1

Consent of Morgan & Company

23.2

Consent of Pollet & Richardson

Item 9.

Undertakings.

(a)

The undersigned Registrant hereby undertakes (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) 0f the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coquitlam, Province of British Columbia, Country of Canada on this 4th day of May, 2002.

Ableauctions.com, Inc.

By: /s/ Abdul Ladha

Abdul Ladha

President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Dated:  May 4, 2002

/s/ Abdul Ladha

Abdul Ladha, Chairman of the Board and President

Dated:  May 4, 2002

 /s/ Barret Sleeman

Barret Sleeman, Director

Dated:  May 4, 2002

 /s/ David Vogt

Dr. David Vogt, Director

Dated:  May 4, 2002

 /s/ Michael Boyling

Michael Boyling, Director

<Pg#>

<EDGAR Document Name>

<Delivery Date>

<EDGAR Document Number>